Exhibit 99.1

DOLLAR TREE, INC. ANNOUNCES ANNUAL MEETING RESULTS

CHESAPEAKE, Va. - June 19, 2015 - Dollar Tree, Inc. (NASDAQ: DLTR), North America’s leading operator of discount variety stores selling everything for $1 or less, held its Annual Meeting of Shareholders at The Founders Inn in Virginia Beach on Thursday, June 18, 2015.
Shareholders re-elected Arnold S. Barron, Macon F. Brock, Jr., Mary Anne Citrino, H. Ray Compton, Conrad M. Hall, Lemuel E. Lewis, J. Douglas Perry, Bob Sasser, Thomas A. Saunders III, Thomas E. Whiddon, and Carl P. Zeithaml to serve on the Board of Directors. Each of these Directors received a majority of the votes cast at the Meeting.
In addition, shareholders passed a proposal to approve, on an advisory basis, the compensation of the Company's named executive officers; ratified the selection of KPMG as the Company's Independent Registered Public Accounting Firm; and approved the adoption of the Company’s 2015 Employee Stock Purchase Plan. Each of these proposals received a majority of votes cast at the Meeting.
Dollar Tree, a Fortune 500 Company, operated 5,454 stores across 48 states and five Canadian provinces as of May 2, 2015. To learn more about the Company, visit www.DollarTree.com.

CONTACT:     Dollar Tree, Inc.
Randy Guiler, 757-321-5284
Vice President, Investor Relations www.DollarTree.com